Exhibit 10.1

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS SAFE AND UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

AERKOMM INC.

SAFE

(Simple Agreement for Future Equity)

THIS CERTIFIES THAT in exchange for the payment by _______________ (the “Investor”) of US$_____________ (the “Purchase Amount”) on [Date of Safe] (the “Issuance Date”), AERKOMM Inc., a Nevada corporation (the “Company”), issues to the Investor the right to certain shares of the Company’s Capital Stock, subject to the terms described below. The Purchase Amount shall initially be placed in an escrow account and may be released from such escrow account to an account of the Company by the joint written instructions of the Company and the SPAC.

See Section 2 for certain defined terms.

1.             Events

(a)           Equity Financing. If there is an Equity Financing before the termination of this Safe, on the closing of such Equity Financing, this Safe will automatically convert into the number of shares of SPAC Common Stock equal to (i) the Purchase Amount divided by (ii) the Redemption Price (the “Purchased Shares”).

In addition, if this Safe automatically converts pursuant to an Equity Financing and subject to the terms of this paragraph, the Investor will receive, in addition to the shares of SPAC Common Stock this Safe is convertible into, an additional number of shares of SPAC Common Stock (the “Incentive Shares”) equal to (i) the Purchased Shares, multiplied by (ii) [0.94] (the “Incentive Share Ratio”). The Incentive Shares will be subject to the restrictions and Milestone Events outlined in Section 3 below. Receipt of the Incentive Shares will be subject to an evaluation of the Investor’s shareholding on the one-year anniversary of the Equity Financing (the “One Year Test Date”). If the Investor has sold any Purchased Shares prior to the One Year Test Date, the Investor will forfeit the same proportional amount of the Incentive Shares the Investor received (for example, if the Investor in one or more transactions closing prior to the one-year anniversary of the Equity Financing sells 25% of the Investor’s Purchased Shares, then the Investor will thereby forfeit 25% of the Incentive Shares received by the Investor (the “Forfeited Incentive Shares”)). However, in the event that one or more of the Milestone Events (as defined below) to release the Incentive Shares are achieved by the Company prior to the One Year Test Date, there shall be no limitation on the Investor’s ability to transact or sell those released Incentive Shares, or to sell an equivalent proportion of their Purchased Shares, and selling of such shares shall not be evaluated on the One Year Test Date (for example, if the Company achieves the First Milestone Event and the Investor receives the First Third (as defined below) of the Incentive Shares prior to the One Year Test Date, the Investor can freely trade all of the Incentive Shares received in the First Third, as well as up to 33.3% of their Purchased Shares prior to the One Year Test Date without any requirement for the Investor to forfeit any of the Investor’s remaining Incentive Shares). After the One Year Test Date, any Forfeited Incentive Shares will be redistributed on a pro rata basis among the Company Shareholders who are subject to Lock-Up Agreements. The Investor agrees to enter into an agreement reflecting the terms of this paragraph at the closing of the Equity Financing, or it will not be eligible to receive the Incentive Shares.

In connection with the automatic conversion of this Safe into shares of SPAC Common Stock or Company Common Stock, the Investor will execute and deliver to the Company all of the transaction documents related to the Equity Financing; provided, that such documents are substantially the same documents to be entered into by other stockholders of the Company in connection with the Equity Financing.

(b)           Optional Conversion. If this Safe has not converted pursuant to an Equity Financing on or before the two-year anniversary of the Issuance Date (the “Optional Conversion Date”), upon the election of the Majority Holders, this Safe will convert into the number of shares of the Company Common Stock equal to the Purchase Amount divided by the Safe Price. To convert the Safes to Company Common Stock pursuant to this Section 1(b), the Majority Holders must deliver written notice of such election to the Company following the Optional Conversion Date and prior to the termination of this Safe (the “Optional Conversion Election”). The Company shall issue such shares of the Company Common Stock as soon as practicable following its receipt of the Optional Conversion Election; provided, however, that unless and until the Majority Holders affirmatively make such Optional Conversion Election, this Safe will remain outstanding so as to permit the conversion of or payment under this Safe in accordance with Section 1(a), Section 1(c) or Section 1(d), as applicable, prior to the termination of this Safe.

In connection with the issuance of Company Common Stock by the Company to the Investor pursuant to this Section 1(b), the Investor will execute and deliver to the Company any stockholder consents required to authorize and issue the shares of Company Common Stock, and all transaction documents executed by purchasers of shares of Company Common Stock, including any amendments thereto approved by the Board of Directors of the Company.

(c)           Liquidity Event. If there is a Liquidity Event before the termination of this Safe, this Safe will automatically be entitled (subject to the liquidation priority set forth in Section 1(e) below) to receive a portion of Proceeds, due and payable to the Investor immediately prior to, or concurrent with, the consummation of such Liquidity Event, equal to the greater of (i) the Purchase Amount (the “Cash-Out Amount”) or (ii) the amount payable on the number of shares of Company Common Stock equal to the Purchase Amount divided by the Safe Price (the “Conversion Amount”). If any of the Company’s securityholders are given a choice as to the form and amount of Proceeds to be received in a Liquidity Event, the Investor will be given the same choice, provided that the Investor may not choose to receive a form of consideration that the Investor would be ineligible to receive as a result of the Investor’s failure to satisfy any requirement or limitation generally applicable to the Company’s securityholders, or under any applicable laws.

Notwithstanding the foregoing, in connection with a Change of Control intended to qualify as a tax-free reorganization, the Company may reduce the cash portion of Proceeds payable to the Investor by the amount determined by its board of directors in good faith for such Change of Control to qualify as a tax-free reorganization for U.S. federal income tax purposes, provided that such reduction (A) does not reduce the total Proceeds payable to such Investor and (B) is applied in the same manner and on a pro rata basis to all securityholders who have equal priority to the Investor under Section 1(e).

(d)           Dissolution Event. If there is a Dissolution Event before the termination of this Safe, the Investor will automatically be entitled (subject to the liquidation priority set forth in Section 1(e) below) to receive a portion of Proceeds equal to the Cash-Out Amount, due and payable to the Investor immediately prior to the consummation of the Dissolution Event.

(e)           Liquidation Priority. In a Liquidity Event or Dissolution Event, this Safe is intended to operate like standard non-participating Preferred Stock. The Investor’s right to receive its Cash-Out Amount is:

(i)           Junior to payment of outstanding indebtedness and creditor claims, including contractual claims for payment and convertible promissory notes (to the extent such convertible promissory notes are not actually or notionally converted into Capital Stock);

(ii)          On par with payments for other Safes and/or Preferred Stock, and if the applicable Proceeds are insufficient to permit full payments to the Investor and such other Safes and/or Preferred Stock, the applicable Proceeds will be distributed pro rata to the Investor and such other Safes and/or Preferred Stock in proportion to the full payments that would otherwise be due; and

(iii)         Senior to payments for Common Stock. The Investor’s right to receive its Conversion Amount is (A) on par with payments for Common Stock and other Safes and/or Preferred Stock who are also receiving Conversion Amounts or Proceeds on a similar as-converted to Common Stock basis, and (B) junior to payments described in clauses (i) and (ii) above (in the latter case, to the extent such payments are Cash-Out Amounts or similar liquidation preferences).

(f)            Termination. This Safe will automatically terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this Safe) immediately following the earliest to occur of: (i) the issuance of Capital Stock to the Investor pursuant to the automatic conversion of this Safe under Section 1(a); (ii) the issuance of Company Common Stock to the Investor pursuant to the conversion of this Safe under Section 1(b); or (iii) the payment, or setting aside for payment, of amounts due the Investor pursuant to Section 1(c) or Section 1(d).

2.             Definitions

“Capital Stock” means the capital stock of the SPAC or the Company, including, without limitation, the “Company Common Stock” and the “SPAC Common Stock.”

“Change of Control” means (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company..

“Company Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Converting Securities” includes this Safe and other convertible securities issued by the Company, including but not limited to: (i) other Safes; (ii) convertible promissory notes and other convertible debt instruments; and (iii) convertible securities that have the right to convert into shares of Capital Stock.

“Direct Listing” means the Company’s initial listing of its Common Stock (other than shares of Common Stock not eligible for resale under Rule 144 under the Securities Act) on a national securities exchange by means of an effective registration statement on Form S-1 filed by the Company with the SEC that registers shares of existing capital stock of the Company for resale, as approved by the Company’s board of directors. For the avoidance of doubt, a Direct Listing shall not be deemed to be an underwritten offering or an Equity Financing and shall not involve any underwriting services.

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding an Equity Financing or a Liquidity Event), whether voluntary or involuntary.

“Dividend Amount” means, with respect to any date on which the Company pays a dividend on its outstanding Common Stock, the amount of such dividend that is paid per share of Common Stock multiplied by (x) the Purchase Amount divided by (y) the Liquidity Price (treating the dividend date as a Liquidity Event solely for purposes of calculating such Liquidity Price).

“Equity Financing” means the closing of the business combination transaction between the Company and the SPAC pursuant to the Merger Agreement.

“Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of Common Stock pursuant to a registration statement filed under the Securities Act.

“Liquidity Event” means a Change of Control, a Direct Listing or an Initial Public Offering other than an Equity Financing.

“Liquidity Price” means the price per share equal to the fair market value of the Company Common Stock at the time of the Liquidity Event, as determined by reference to the purchase price payable in connection with such Liquidity Event.

"Lock-Up Agreements” means those certain lock-up agreements to be entered into on the date of the closing under the Merger Agreement by and among AERKOMM Inc. (a Delaware company created in connection with the re-domestication of the SPAC from the Cayman Islands to Delaware) and certain then former shareholders, officers and directors of the Company.

“Majority Holders” means the Safes Investors holding a majority-in-interest of the aggregate Purchase Amount of all of the Safes issued in the Safe Financing.

“Merger Agreement” means the merger agreement dated ____________, 2024 by the Company, the SPAC, and the other parties thereto.

“Proceeds” means cash and other assets (including without limitation stock consideration) that are proceeds from the Liquidity Event or the Dissolution Event, as applicable, and legally available for distribution.

“Redemption Price” means the price paid to the SPAC’s redeeming stockholders in connection with the closing of the Equity Financing.

“Safe” means an instrument containing a future right to shares of Capital Stock, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company’s business operations. References to “this Safe” mean this specific instrument.

“Safe Financing” means Safes on substantially similar form, terms and conditions as this Safe purchased by investors (the “Safe Investors”).

“Safe Price” $5.00.

“SPAC” means IX Acquisition Corp., a Cayman Islands exempted company limited by shares.

“SPAC Common Stock” means the Company’s ordinary shares, par value $0.0001 per share.

3.             Incentive Shares

(a)           Any capitalized terms used in this Section 3 but not defined in this Agreement shall have the same meaning as such terms have in the Merger Agreement.

(b)           Milestone Events.

(i)            From and after the Closing until the fifth anniversary of the Closing Date (the “Calculation Period”), in the event that over any fifteen (15) Trading Days within any thirty (30)-Trading Day period during the Calculation Period the daily VWAP of the shares of Parent Class A Common Stock is greater than or equal to US$12.50 per share (subject to any adjustment pursuant to Section 3(f)) (the “First Milestone Event”), promptly (but in any event within ten (10) Business Days) after the occurrence of the First Milestone Event, the Investor shall be entitled to earn one-third of their Incentive Shares (the “First Third”), as defined by the Incentive Share Ratio, (subject to any adjustment pursuant to Section 3(f)) as additional consideration for the Equity Financing (and without the need for additional consideration from any Company Stockholder).

(ii)           In the event that over any fifteen (15) Trading Days within any thirty (30)-Trading Day period during the Calculation Period the daily VWAP of the shares of Parent Class A Common Stock is greater than or equal to US$15.00 per share (subject to any adjustment pursuant to Section 3.7(f)) (the “Second Milestone Event”), promptly (but in any event within ten (10) Business Days) after the occurrence of the Second Milestone Event, the Investor shall be entitled to earn one-third of their Incentive Shares (the “Second Third”), as defined by the Incentive Share Ratio, (subject to any adjustment pursuant to Section 3(f)) as additional consideration for the Equity Financing (and without the need for additional consideration from any Company Stockholder).

(iii)          In the event that over any fifteen (15) Trading Days within any thirty (30)-Trading Day period during the Calculation Period the daily VWAP of the shares of Parent Class A Common Stock is greater than or equal to US$17.50 per share (subject to any adjustment pursuant to Section 3.7(e)) (the “Third Milestone Event” and, together with the First Milestone Event and Second Milestone Event, each a “Milestone Event” and together, the “Milestone Events”), promptly (but in any event within ten (10) Business Days) after the occurrence of the Third Milestone Event, the Investor shall be entitled to earn one-third of their Incentive Shares (the “Final Third”), as defined by the Incentive Share Ratio, (subject to any adjustment pursuant to Section 3(f)) as additional consideration for the Equity Financing (and without the need for additional consideration from any Company Stockholder).

(b)           Issuance of Incentive Shares in Escrow at Closing. The Incentive Shares (i) shall be issued to the Investors immediately prior to the Effective Time at the Closing pursuant to this Section 3, free and clear of all Liens other than applicable federal and state securities restrictions and restrictions set forth in an Incentive Shares escrow agreement, in form and substance reasonably satisfactory to Parent, the Company and Sponsor (the “Incentive Merger Consideration Escrow Agreement”); (ii) shall be placed in escrow pursuant to Incentive Merger Consideration Escrow Agreement with the Exchange Agent or another escrow agent mutually agreed upon between Parent, the Company and Sponsor, and (iii) shall not be released from escrow until they are earned as a result of the occurrence of the applicable Milestone Event other than as set forth in Section 3(c). The Incentive Shares that are not earned on or before the expiration of the Calculation Period shall be automatically forfeited and cancelled and, for the avoidance of doubt, no Person shall be entitled to receive any portion of the Incentive Shares in the event that the applicable Milestone Event does not occur prior to the expiration of the Calculation Period. During such time as the Incentive Shares is in escrow and for so long as the all or the applicable portion of the Incentive Shares is not forfeited and/or cancelled: (A) the Incentive Shares shall be shown as issued and outstanding on Parent’s financial statements, and shall be outstanding as of the Effective Time; and (B) no Investor is eligible to receive any portion of the Incentive Shares will have all rights with respect to the Incentive Shares attributable to ownership of such Incentive Shares (including, without limitation, the right to vote such shares and the right to be paid dividends with respect such shares (other than non-taxable stock dividends, which shall remain in and become part of the Incentive Shares)).

(c)            Change in Control. If, after the Closing and prior to the expiration of the Calculation Period, there occurs any transaction resulting in a Change in Control, then the Incentive Shares remaining in escrow at the consummation of such Change in Control shall immediately become due and payable in full within five (5) Business Days following the consummation of such Change in Control and shall be released to the Investor at the Closing subject to the terms of the Merger Consideration Escrow Agreement.

(d)            Efforts to Remain Listed. During the Calculation Period, Parent shall take commercially reasonable efforts for Parent to remain listed as a public company on, and for the Parent Class A Common Stock to be listed on and tradable over, Nasdaq; provided, however, that the foregoing shall not limit Parent from consummating a Change in Control or entering into a Contract that contemplates a Change in Control of Parent. Upon the consummation of any Change in Control of Parent during the Calculation Period, other than as set forth in Section 3(c), Parent shall have no further obligations pursuant to this Section 3(d).

(e)           Stock Dividends or Splits. In the event Parent shall at any time during the Calculation Period pay any dividend on shares of Parent Class A Common Stock by the issuance of additional shares of Parent Class A Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Parent Class A Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Parent Class A Common Stock, then in each such case, (i) the number of shares represented by the Incentive Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Parent Class A Common Stock (including any other shares so reclassified as shares of Parent Class A Common Stock) outstanding immediately after such event and the denominator of which is the number of shares of Parent Class A Common Stock that were outstanding immediately prior to such event, and (ii) the per share dollar amount of the Milestone Event shall be appropriately adjusted to provide to such Company Stockholders the same economic effect as contemplated by this Agreement prior to such event. The provisions in this Section 3(e) shall apply equally to restricted stock units or employee stock options issued by Parent.

3.             Company Representations

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b)           The execution, delivery and performance by the Company of this Safe is within the power of the Company and has been duly authorized by all necessary actions on the part of the Company (subject to section 3(d)). This Safe constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To its knowledge, the Company is not in violation of (i) its current certificate of incorporation or bylaws, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material debt or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c)           The performance and consummation of the transactions contemplated by this Safe do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material debt or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien on any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d)           No consents or approvals are required in connection with the performance of this Safe, other than: (i) the Company’s corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Capital Stock issuable pursuant to Section 1.

(e)           To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

4.             Investor Representations

(a)           The Investor has full legal capacity, power and authority to execute and deliver this Safe and to perform its obligations hereunder. This Safe constitutes valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)           The Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act, and acknowledges and agrees that if not an accredited investor at the time of an Equity Financing, the Company may void this Safe and return the Purchase Amount. The Investor has been advised that this Safe and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this Safe and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

(c)           Investor hereby acknowledges and agrees that it will not, and will cause each person acting at Investor’s direction or pursuant to any understanding with Investor to not, directly or indirectly offer, sell, pledge, contract to sell or sell any option to purchase, or engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Securities Exchange Act of 1934, as amended, in each case that result in Investor having a net short cash position in respect of the shares of SPAC Common Stock until the one year anniversary of the Equity Financing.

(d)           Investor is a “foreign person” from the perspective of the United States government as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

5.             CFIUS Matters

(a)          With respect to any Investor that is a “foreign person” from the perspective of the United States government as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (“Foreign Purchaser”), the Company represents, warrants, covenants and agrees that it has not provided, does not intend to provide and will take measures to prevent the provision to the Foreign Purchaser of (i) access to any material nonpublic technical information, as defined in 31 C.F.R. §800.232, in the possession of Company; (ii) any involvement, other than through voting of shares, in substantive decision making of Company, including regarding the use, development, acquisition, or release of critical technology, as defined in 31 C.F.R. §800.245; (iii) membership or observer rights on, or the right to nominate an individual to a position on, the board of directors or equivalent governing body of the Company; or (iv) rights that could result in the Foreign Purchaser acquiring control, as defined in 31 C.F.R. §800.208, over the Company (subsections (i) – (iv), collectively, “CFIUS Triggering Rights”). The Company further represents that prior to consummating the transactions contemplated by this Agreement and taking into consideration cross-reference of the representation the Investor must make regarding foreign person status, it is not required to file a declaration with the Committee on Foreign Investment in the United States (“CFIUS”) under 31 C.F.R. § 800.401 or a notice with CFIUS under 31 C.F.R. § 800.501.

(b)           Each Foreign Purchaser represents and acknowledges that the Company is not affording it with, and such Foreign Purchaser will not request, CFIUS Triggering Rights. Such Foreign Purchaser further represents that, assuming it has not been provided with any access to material nonpublic technical information, as defined in 31 C.F.R. §801.232, prior to consummating the transactions contemplated by this Agreement, it is not required to file a declaration with CFIUS under 31 C.F.R. § 800.401 or a notice with CFIUS under 31 C.F.R. § 800.501. Promptly following notification by the Company that any material nonpublic technical information (as defined in 31 C.F.R. §800.232) has been inadvertently produced or disclosed to Foreign Purchaser, such Foreign Purchaser agrees to return or destroy all such information and use commercially reasonable efforts to refrain from reviewing any such information.

(c)           Each Investor that is not a Foreign Purchaser represents, warrants, covenants and agrees that it has not provided, does not intend to provide and will take measures to prevent the provision of CFIUS Triggering Rights to any of its shareholder that is a “foreign person” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

5.             Miscellaneous

(a)           Any provision of this Safe may be amended, waived or modified by written consent of the Company and either (i) the Investor or (ii) the Majority Holders, provided that with respect to clause (ii): (A) the Purchase Amount may not be amended, waived or modified in this manner, and (B) such amendment, waiver or modification treats all such holders in the same manner.

(b)           Any notice required or permitted by this Safe will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

(c)           The Investor is not entitled, as a holder of this Safe, to vote or be deemed a holder of Capital Stock for any purpose other than tax purposes, nor will anything in this Safe be construed to confer on the Investor, as such, any rights of a Company stockholder or rights to vote for the election of directors or on any matter submitted to Company stockholders, or to give or withhold consent to any corporate action or to receive notice of meetings, until shares have been issued on the terms described in Section 1. However, if the Company pays a dividend on outstanding shares of Company Common Stock (that is not payable in shares of Common Stock) while this Safe is outstanding, the Company will pay the Dividend Amount to the Investor at the same time.

(d)           Neither this Safe nor the rights in this Safe are transferable or assignable, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Safe and/or its rights may be assigned without the Company’s consent by the Investor (i) to the Investor’s estate, heirs, executors, administrators, guardians and/or successors in the event of Investor’s death or disability, or (ii) to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor; and provided, further, that the Company may assign this Safe in whole, without the consent of the Investor, in connection with a reincorporation to change the Company’s domicile.

(e)           In the event any one or more of the provisions of this Safe is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Safe operate or would prospectively operate to invalidate this Safe, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Safe and the remaining provisions of this Safe will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f)            All rights and obligations hereunder will be governed by the laws of the State of Delaware, without regard to the conflicts of law provisions of such jurisdiction.

(g)           The parties acknowledge and agree that for United States federal and state income tax purposes this Safe is, and at all times has been, intended to be characterized as stock, and more particularly as common stock for purposes of Sections 304, 305, 306, 354, 368, 1036 and 1202 of the Internal Revenue Code of 1986, as amended. Accordingly, the parties agree to treat this Safe consistent with the foregoing intent for all United States federal and state income tax purposes (including, without limitation, on their respective tax returns or other informational statements).

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this Safe to be duly executed and delivered.

AERKOMM INC.

By:
Name:
Title:

Address:

Email:

INVESTOR:

Name of Investor:

By:
Name:
Title:

Address:

Email:

Agreed as to Section 1(a):

IX ACQUISITION CORP.

By:
Name:
Title:

Address:

Email: